UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 7, 2012

LANTRONIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive

Irvine, California 92618

(Address of principal executive offices, including zip code)

(949) 453-3990

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 7, 2012, the Board of Directors (the “Board”) of Lantronix, Inc. (the “Company”) appointed Paul F. Folino as a member of the Board, effective immediately. At the same time, Mr. Folino also was appointed as Chair of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Audit Committee and Compensation Committee.

Mr. Folino will be compensated for his services as a director as follows:

Cash Compensation: For Board Service – An annual retainer of $26,000, payable quarterly in advance; for Board meetings beyond one meeting per quarter – $1,000 per meeting attended in person and $500 per meeting attended by telephone; for Chair of the Corporate Governance and Nominating Committee – an annual retainer of $5,000 payable quarterly in advance; for Committee Meetings – $1,000 per meeting attended in person and $500 per meeting attended by telephone. If a committee meeting is held on the same day as a board meeting, the committee meeting fee does not apply.

Equity Grant: As a new board member, Mr. Folino was granted a nonstatutory stock option to purchase 9,895 shares of the Company’s common stock pursuant to a Stock Option Award Agreement related to the Company’s 2010 Stock Incentive Plan, as amended, at an exercise price per share equal to $1.95, the fair market value of the Company’s common stock as reported on the Nasdaq Capital Market on the date of grant. The option vests one year from the date of grant and may be exercised two years after a termination of service as a director (but in no event later than the expiration of the term of such option). This option grant represents a pro-rated amount of the annual option grant to non-employee directors.

In connection with his appointment as a director of the Company, the Company entered into an Indemnification Agreement dated June 7, 2012 with Mr. Folino.

The foregoing descriptions of the Stock Option Award Agreement and the Indemnification Agreement are only summaries, are not complete and are each qualified in their entirety to the actual agreement, which are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by this reference.

There is no arrangement or understanding pursuant to which Mr. Folino was appointed as a director, and there are no related party transactions between the Company and Mr. Folino that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Folino, age 67, currently serves as a director of Emulex Corporation, a premier global provider of advanced storage networking infrastructure solutions. From September 2006 to November 2011, Mr. Folino served as Emulex Corporation’s Executive Chairman of the Board. From May 1993 to September 2006, he served as Chief Executive Officer and from 2002 to 2006, he served as Chairman of the Board.

Prior to joining Emulex Corporation, Mr. Folino served as President and Chief Executive Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products from 1991 to 1993. He also serves as a director of Microsemi Corporation, a Nasdaq listed designer, manufacturer and marketer of high-performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors, and of CoreLogic, Inc., a New York Stock Exchange listed provider of consumer, financial and property information, analytics and services to business and government. Mr. Folino has a B.A. degree from Central Washington State University and an M.B.A. from Seattle University.

A copy of the Company’s press release published and dated June 11, 2012 related to Mr. Folino’s appointment to the Board is attached hereto as Exhibit 99.3 and is incorporated herein by this reference.

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Item 8.01.	Other Events.

As previously disclosed under Item 3.01 (Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing) on a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2012, the Company received a letter from the NASDAQ Stock Market LLC (“Nasdaq”) notifying it that it was not in compliance with Nasdaq Listing Rule 5605(c)(2)(A) because the Company’s Audit Committee was no longer comprised of at least three independent directors as a result of the resignation of Thomas Wittenschlaeger, the Company’s former Chairman of the Board and director who resigned.

As disclosed on this Current Report on Form 8-K under Item 5.02 above, on June 7, 2012, Mr. Paul F. Folino was appointed to fill the vacancy on the Board and was appointed to serve on the Company’s Audit Committee. The Board of Directors concluded that Mr. Folino is an “independent director” within the meaning of the applicable Nasdaq Listing Rules for audit committee service.

On June 8, 2012, the Company received a letter from Nasdaq notifying it that it had regained compliance with Nasdaq Listing Rule 5605(c)(2)(A) within the cure period provided by Nasdaq.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

Exhibit	Description

99.1	Stock Option Award Agreement between the Company and Paul F. Folino dated June 7, 2012
99.2	Indemnification Agreement between the Company and Paul F. Folino dated June 7, 2012
99.3	Press Release dated June 11, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2012		LANTRONIX, INC., a Delaware corporation

	By:	/s/ Jeremy Whitaker Jeremy Whitaker Chief Financial Officer

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Exhibit Index

Exhibit	Description

99.1	Stock Option Award Agreement between the Company and Paul F. Folino dated June 7, 2012
99.2	Indemnification Agreement between the Company and Paul F. Folino dated June 7, 2012
99.3	Press Release dated June 11, 2012

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